Exhibit 99.1

Acadia Pharmaceuticals Announces Promotion of Mark Schneyer to Executive Vice

President, Chief Financial Officer

SAN DIEGO—(BUSINESS WIRE)— Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) today announced the promotion of Mark Schneyer to Executive Vice President, Chief Financial Officer (CFO), effective immediately. Mr. Schneyer has served as the company’s interim CFO since September 2021, while retaining his responsibilities as Acadia’s head of business development and Chief Business Officer. Mr. Schneyer’s responsibilities as CFO will include the functional areas of finance, accounting, investor relations, and business development. Mr. Schneyer will continue to report to Steve Davis, Chief Executive Officer, and will remain a member of the company’s Executive Management Committee.

“Mark is a highly valuable thought partner who has demonstrated strong leadership across the breadth of our business,” said Steve Davis, Chief Executive Officer. “I’m very excited to further leverage Mark’s robust experience in corporate finance and strategic transactions as we realize the promise of Acadia’s near-term opportunities and execute on our long-term strategy.”

Since joining Acadia in 2020, Mr. Schneyer has been instrumental in developing long-term strategic growth initiatives focused on expanding the breadth of transactions the company evaluates. He led the effort to acquire CerSci Therapeutics in late 2020 which brought in a Phase 2 ready pain program with a first-in-class mechanism.

“I look forward to serving as Acadia’s CFO and working with our talented teams across the company to drive our continued commercial success, advance our research and development pipeline, expand our portfolio, engage with the investment community, and serve the patients and families who can benefit from our innovative approach to meeting the unmet needs in neuroscience,” said Mr. Schneyer.

Mr. Schneyer joined Acadia from Pfizer Inc. where he was most recently Vice President, Business Development for the Upjohn division. He joined Pfizer’s Worldwide Business Development organization in 2011 and served in various business development positions of increasing responsibility overseeing strategic transactions spanning licensing agreements, product acquisitions and divestitures, strategic collaborations and company acquisitions. Prior to Pfizer, Mr. Schneyer was an investment banker at Lazard and advised boards of directors and senior management teams in the healthcare sector.

Mr. Schneyer earned a Bachelor of Science in economics with a concentration in finance from the Wharton School of the University of Pennsylvania.

About Acadia Pharmaceuticals

Acadia is advancing breakthroughs in neuroscience to elevate life. For more than 25 years we have been working at the forefront of healthcare to bring vital solutions to people who need them most. We developed and commercialized the first and only approved therapy for hallucinations and delusions associated with Parkinson’s disease psychosis. Our late-stage development efforts are focused on treating psychosis in patients with dementia, the negative symptoms of schizophrenia and Rett syndrome. Our early-stage development efforts are focused on novel approaches to pain management, cognition and neuropsychiatric symptoms in central nervous system disorders. For more information, visit us at www.acadia-pharm.com and follow us on LinkedIn and Twitter.

Contacts

Media Contact:

Acadia Pharmaceuticals Inc. Deb Kazenelson

(818) 395-3043

media@acadia-pharm.com

Investor Contact:

Acadia Pharmaceuticals Inc.

Mark Johnson, CFA

(858) 261-2771

ir@acadia-pharm.com

Source: Acadia Pharmaceuticals Inc.